                                               EXHIBIT 99.1

For Immediate Release

Contact: Willing L. Biddle, President & COO or
John T. Hayes, SVP & CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.
Announces Completion of $28 million
Mortgage Loan Financing For The Dock Shopping Center in Stratford, CT

Greenwich, Connecticut February 15, 2012 ... Urstadt Biddle Properties Inc. (the “Company”)  (NYSE symbols: UBA and UBP) announced today that wholly owned subsidiaries of the Company have completed the mortgage financing of one the Company’s retail properties, The Dock Shopping Center in Stratford, Connecticut.  The mortgage financing has a ten-year term with payments based on a thirty year amortization period at a fixed interest rate of 4.85% per annum, and the lender is ING Life Insurance and Annuity Company.  The Dock Shopping Center is a 271,000 square foot shopping center anchored by a 60,000 square foot Super Stop and Shop and a recently constructed 107,000 square foot BJ’s Wholesale Club; other tenants in the center include West Marine, Staples, Petco and Citibank.

Commenting on the transaction, Willing L. Biddle (the Company’s President and Chief Operating Officer) said, “We are pleased to have shown that we can complete a non-recourse mortgage financing at what we believe are very competitive terms in this challenging environment for commercial shopping center owners.  This demonstrates to the investment community and our shareholders that our conservative management approach, with low levels of mortgage debt, continues to allow UBP access to the credit markets whenever advantageous.  After the transaction, UBP’s total mortgage debt of $150 million represents only 17% of its estimated enterprise value; we believe that ratio to be one of the lowest of any publicly traded mall or shopping center REIT”.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 53 properties containing approximately 4.8 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 168 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividend to its shareholders for the last 18 consecutive years.  UBP’s core properties consist principally of grocery anchored community shopping centers located in the northeast with a concentration in Fairfield County, Connecticut, Bergen County, New Jersey and Westchester and Putnam Counties, New York.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.